EXHIBIT 99.1

4350 Executive Drive, Suite 100 San Diego, CA 92121	858-373-1600	www.infosonics.com

Company Contact:	IR Contact:
Jeffrey A. Klausner	Todd Kehrli
Chief Financial Officer	MKR Group, Inc.
(858) 373-1600	(323) 468-2300
ir@infosonics.com	ifon@mkr-group.com

INFOSONICS REPORTS THIRD QUARTER 2009 FINANCIAL RESULTS

Third Consecutive Profitable Quarter
Net Sales Increased 23% Year-Over-Year and 6% Sequential
Handsets Sold Increased 10% Year-Over-Year and 2% Sequential
Gross Profit Increased 49% Year-Over-Year and 6% Sequential

SAN DIEGO, CA, November 16, 2009 – InfoSonics Corporation (NASDAQ: IFON), one of the premier providers and distributors of wireless handsets and accessories serving Latin America, today announced results for the third quarter ended September 30, 2009.

“We are pleased to report our third consecutive quarter of profitability,” said Joseph Ram, President and Chief Executive Officer of InfoSonics Corporation.  “Despite the ongoing difficult global business environment, we are very encouraged by the year-over-year increases of 23% in net sales, 10% in handsets sold and 49% in gross profit.  We continued to see sales growth in both South and Central America as we remained focused on our OEM distribution business as well as on our proprietary line of verykool® handsets.”

“We believe our continued profitability and overall strengthening of our balance sheet will allow us to continue to navigate the current economic downturn.  At the same time we will work to expand our verykool® business with more feature-rich models and more units sold as it becomes a more significant contributor to our overall business.”

Third Quarter Results

Net sales in the third quarter of 2009 were $65.3 million, up 23% compared to $52.9 million in the third quarter of 2008, and up 6% compared to $61.7 million in the second quarter of 2009.  South America net sales, , originating from Argentina, Uruguay, Colombia and Peru, represented 89% of net sales or $58.3 million, compared to $44.1 million in the same quarter of last year, and $56.1 million in the second quarter of 2009.  Central America net sales represented 11% of net sales or $7.0 million, compared to $8.8 million in the same quarter last year, and $5.6 million in the second quarter of 2009. The third quarter of 2009 continued to show an increase in net sales for both Central and South America, as consumer demand and carrier inventories appeared to stabilize.

Approximately 725,000 units were shipped in the third quarter of 2009, compared to approximately 656,000 units in the third quarter of 2008.  Average selling price per unit increased 11% year-over-year primarily due to growing demand and sales of more feature filled and higher priced units.

Gross profit for the third quarter of 2009 increased 49% to $4.3 million or 6.6% of net sales, as compared to $2.9 million, or 5.5% of net sales for the third quarter of 2008.

Operating expenses for the third quarter of 2009 were $4.0 million, an increase of 25% when compared to operating expenses of $3.2 million in the third quarter of 2008.

Operating income from continuing operations (before interest and taxes), for the quarter was $311,000 or $0.02 per diluted share, compared to a loss of $310,000 or $0.02 per share for the third quarter of 2008.

Our discontinued operations incurred a net loss of $47,000 during the quarter ended September 30, 2009, as compared to a net loss of $81,000 for the third quarter of 2008.

Net income for the third quarter of 2009 was $185,000 or $0.01 per diluted share, compared to net income of $101,000 or $0.01 per diluted share in the third quarter of 2008.

InfoSonics ended the third quarter of 2009 with quick assets (cash and accounts receivable) of $69.4 million and working capital (current assets minus current liabilities) of $25.9 million.  At the end of the third quarter of 2009, InfoSonics had drawn down $30 million of its $45 million credit facility with Wells Fargo.

Nine-Month Results

Net sales for the first nine months of 2009 decreased 6% to $169.6 million, compared to $179.9 million for the first months of 2008.  Net sales from South America represented 91% of total net sales or $153.9 million, versus $136.3 million in for the first nine months of 2008.  Net sales from Central America represented 9.4% of total net sales or $15.7 million, versus $43.6 million for the same period of 2008.

Gross profit for the first nine months of 2009 increased 21% to $11.8 million or 6.9% of total sales, as compared to $9.7 million, or 5.4% of total net sales for the same period of 2008.

Operating expenses for the first nine months of 2009 were $10.5 million, an increase of 3% as compared to operating expenses of $10.1 million in the same period of 2008.

Operating income from continuing operations (before interest and taxes), for the first nine months of 2009 was $1.3 million or $0.09 per diluted share, compared to a loss of $412,000 or $0.03 per share for the same period of 2008.

Net income from continuing operations for the first nine months of 2009 was approximately $1.1 million or $0.07 per diluted share, compared to a net loss from continuing operations of $306,000, or $0.02 per share for the same period a year ago.

Our discontinued operations in the U.S. and Mexico incurred a net loss $406,000 for the first nine months of 2009, compared to a net loss of $2.2 million in the same period of 2008.

Net income for the first nine months of 2009 was $663,000 or $0.05 per diluted share, compared to a net loss of $2.5 million or $0.17 per share in the same period of last year.

About InfoSonics Corporation

InfoSonics is one of the premier providers and distributors of wireless handsets and accessories serving Latin America.  For the wireless telecommunications industry, InfoSonics provides flexible and cost effective solutions, including product assembly, purchasing, marketing, selling, warehousing, order assembly, programming, packing, shipping, and delivery. InfoSonics supports manufacturers in moving their products to agents, resellers, distributors, independent dealers, retailers and wireless network operators in Latin America. For additional information, please visit www.infosonics.com.www.verykool.net

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this press release that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about future revenues, sales levels, operating income and margins, wireless handset sales, stock-based compensation expense, gain/loss in value of derivatives, cost synergies, operating efficiencies, profitability, market share, and rates of return, are based on current management expectations that involve certain risks and uncertainties.  These risks and uncertainties, in whole or in part, could cause such expectations to fail to be achieved and have a material adverse effect on InfoSonics’ business, financial condition and results of operations, and include, without limitation: (1) intense competition internationally, including competition from alternative business models, such as manufacturer-to-carrier sales, which may lead to reduced prices, lower sales, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (2) dependency on Latin American sales a majority of which are from Argentina; (3) extended general economic downturn; (4) inability to secure adequate supply of competitive products on a timely basis and on commercially reasonable terms; (5) foreign exchange rate fluctuations, devaluation of a foreign currency, adverse governmental controls or actions, political or economic instability, or disruption of a foreign market, including, without limitation, the imposition, creation, increase or modification of tariffs, taxes, duties, levies and other charges and other related risks of our international operations, such as the pending tax change in Argentina on certain electronics (including cellular phones) which could significantly increase selling prices to our customers and end-users; (6) the ability to attract new sources of profitable business from expansion of products or services or risks associated with entry into new markets, including geographies, products and services; (7) an interruption or failure of our information systems or subversion of access or other system controls may result in a significant loss of business, assets, or competitive information; (8) significant changes in supplier terms and relationships; (9) termination of a supply or services agreement with a major supplier or product supply shortages; (10) continued consolidation in the wireless handset carrier market; (11) loss of business from one or more significant customers; (12) customer and geographical accounts receivable concentration risk and other related risks; (13) rapid product improvement and technological change resulting in inventory obsolescence; (14) terrorist or military actions; (15) the loss of a key executive officer or other key employees; (16) changes in consumer demand for multimedia wireless handset products and features; (17) our failure to adequately adapt to industry changes and to manage potential growth and/or contractions; (18) seasonal buying patterns; (19) uncertain political and economic conditions internationally; (20) the resolution of any litigation for or against the Company; (21) the ability of the Company to successfully introduce and sell its verykool® products and the related inventory risk of such products; and (22) the ability of the Company to generate taxable income in future periods in order to utilize and realize any quarterly tax benefits recorded.  Our actual results and condition could differ materially from those anticipated in our forward-looking statements.

InfoSonics has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on InfoSonics’ results of operations and financial condition. However, no assurances can be given that InfoSonics will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning InfoSonics, reference is made to Item 1A Risk Factors of InfoSonics’ Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Reports on Form 10-Q for the periods ended March 31, 2009 and June 30, 2009; other risks or uncertainties may be detailed from time to time in InfoSonics’ future SEC filings. InfoSonics does not intend to update any forward-looking statements.

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InfoSonics Corporation and Subsidiaries
Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2008	2009	2008

Net sales	$65,261,978	$52,883,848	$169,593,200	$179,857,086
Cost of sales	60,928,056	49,982,339	157,832,519	170,141,235

Gross profit	4,333,922	2,901,509	11,760,681	9,715,851
Operating expenses	4,023,129	3,210,515	10,459,022	10,127,587

Operating income (loss) from continuing operations	310,793	(309,006)	1,301,659	(411,736)

Other income (expense)
Other income	7,322	653,181	7,575	582,700
Interest expense (net)	(79,828)	(33,735)	(217,005)	(477,456)

Income (loss) from continuing operations before provision for income taxes	238,287	310,440	1,092,229	(306,492)
Provision for income taxes	(6,300)	(128,410)	(23,100)	(1,054)

Income (loss) from continuing operations	231,987	182,030	1,069,129	(307,546)
Loss from discontinued operations, net of tax	(46,755)	(80,633)	(406,384)	(2,237,452)

Net income (loss)	$185,232	$101,397	$662,745	$(2,544,998)

Basic earnings (loss) per share
From continuing operations	$0.02	$0.01	$0.07	$(0.02)
From discontinued operations	$(0.01)	$(0.01)	$(0.02)	$(0.15)
Net income (loss)	$0.01	$0.01	$0.05	$(0.17)
Diluted earnings (loss) per share
From continuing operations	$0.02	$0.01	$0.07	$(0.02)
From discontinued operations	$(0.01)	$(0.01)	$(0.03)	$(0.15)
Net income (loss)	$0.01	$0.01	$0.04	$(0.17)

Basic weighted-average number of common shares outstanding	14,184,147	14,910,808	14,550,416	14,850,469

Diluted weighted-average number of common shares outstanding	14,932,300	15,298,685	14,874,702	14,850,469

InfoSonics Corporation and Subsidiaries
Consolidated Balance Sheets

	September 30, 2009	December 31, 2008
ASSETS	(unaudited)	(audited)
Current assets:
Cash and cash equivalents	$14,711,099	$24,714,753
Accounts receivable, net of allowance for doubtful accounts of $582,046 (unaudited) and $429,126	54,692,864	22,727,738
Other receivables	610,166	4,209,658
Inventory, net of reserves of $119,556 (unaudited) and $161,556	3,839,635	4,375,334
Prepaids	562,290	244,103
Assets of discontinued operations	3,014,776	3,264,817

Total current assets	77,430,830	59,536,403

Property and equipment, net	410,175	498,079
Intangible assets	504,000	504,000
Other assets	205,268	115,900

Total assets	$78,550,273	$60,654,382

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$10,824,366	$10,982,306
Accrued expenses	9,240,740	7,304,090
Line of credit	30,066,060	14,273,978
Income taxes payable	46,021	24,100
Liabilities of discontinued operations	1,365,226	1,310,434

Total current liabilities	51,542,413	33,894,908

Total liabilities	51,542,413	33,894,908

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized (no shares issued and outstanding as of applicable period end)	—	—
Common stock, $0.001 par value, 40,000,000 shares authorized; 14,745,755 and 15,010,807 shares issued and 14,184,147 and 14,956,270 shares outstanding as of September 30, 2009 and December 31, 2008, respectively	14,184	14,956
Treasury stock, at cost, 561,608 and 54,537 shares as of September 30, 2009 and December 31, 2008, respectively	(434,381)	(16,900)
Additional paid-in capital	31,715,535	31,666,434
Accumulated other comprehensive loss	(5,632)	(25,211)
Accumulated deficit	(4,281,846)	(4,879,805)

Total stockholders’ equity	27,007,860	26,759,474

Total liabilities and stockholders’ equity	$78,550,273	$60,654,382

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